Contact: Elise Eberwein
480/693-5574
FOR IMMEDIATE RELEASE
US AIRWAYS GROUP, INC. REPORTS FIRST QUARTER PROFIT
Highlights of the US Airways Group, Inc. (the Company) first quarter 2007 results:
•	The Company reported a first quarter 2007 net profit of $66 million, or $0.70 per diluted share.

•	Excluding special items, the Company reported a first quarter 2007 net profit of $34 million, or $0.37 per diluted share .

•	The Company accrued approximately $4 million, or 10 percent of its first quarter 2007 pretax income excluding special items, for its annual employee profit sharing program.

•	The Company had $3.3 billion in total cash and investments, of which $2.5 billion was unrestricted, on March 31, 2007
TEMPE, Ariz., Apr. 26, 2007 — US Airways Group, Inc. (NYSE: LCC) today reported its first quarter 2007 results. Net profit for the first quarter was $66 million, or $0.70 per diluted share, compared to a net profit before cumulative effect of change in accounting principle of $64 million, or $0.75 per diluted share for the same period last year. Excluding net credits from special items of $32 million, the Company reported a net profit of $34 million, or $0.37 per diluted share. This compares to a net profit, before cumulative effect of change in accounting principle of $5 million, or $0.05 per diluted share in the first quarter of 2006, which excludes net credits from special items of $59 million. See the accompanying notes in the Financial Tables section of this press release for a reconciliation of Generally Accepted Accounting Principles (GAAP) financial information to non-GAAP financial information
Chairman and CEO Doug Parker stated, “We are pleased to report a first quarter profit and an improvement in year-over-year earnings. This is particularly noteworthy given the first quarter was extremely difficult for us operationally. We were affected by two major storms that temporarily closed our Philadelphia hub and severely impacted our Northeast operations. Service disruptions also occurred during the quarter when we converted our two reservation systems to a single system.
“Our 36,000 employees are to be commended for their outstanding efforts, particularly our employees who work with customers at our airports and reservation call centers. Our team did a remarkable job of taking care of our customers during a challenging conversion. We still have work to do to ensure our people have the tools they need to provide the type of service our customers deserve and expect, but we are making great progress thanks to our hard-working team.
“Separately today, we announced a series of customer service initiatives designed to further improve our customer service. Bolstering our airport staffing, implementing improved kiosk technology at our airports and relaxing restrictions for our most loyal customers are just a few of the steps we are taking to build a better airline.
“Looking forward, the recent rise in fuel prices is once again having a material effect on our outlook. Our current estimate for 2007 fuel price results in an additional $300 million of expense versus our 2007 operating budget. Despite this significant cost increase, we continue to project a profitable second quarter and full-year 2007,” concluded Parker.
Revenue and Cost Comparisons
Mainline passenger revenue per available seat mile (PRASM) was 10.27 cents, up 3.4 percent over the same period last year. Express PRASM was 17.66 cents, up 5.7 percent over the first quarter 2006. Total mainline and Express PRASM for US Airways Group was 11.43 cents, up 3.3 percent compared to the first quarter 2006.
Chief Financial Officer Derek Kerr stated, “Fuel continues to be our single largest operating expense. Our first quarter average mainline fuel price including taxes and realized losses on fuel hedging instruments (economic fuel price) was $2.01 per gallon, up 4.4 percent over the first quarter 2006.”
Operating cost per available seat mile (CASM) at US Airways Group was 11.89 cents, up 3.9 percent versus the same period last year. Mainline CASM for the quarter was 10.76 cents, up 3.7 percent, on an increase in capacity of 1.8 percent versus the first quarter of 2006. Excluding fuel, unrealized and realized gains/losses on fuel hedging instruments, and merger related transition expenses, mainline CASM was 7.88 cents, up 2.0 percent from the same period last year. The increase is due primarily to the operational difficulties that occurred in the quarter.
Liquidity
As of March 31, 2007, the Company had $3.3 billion in total cash and investments, of which $2.5 billion was unrestricted. In April 2007, the Company’s restricted cash requirements were reduced by approximately $200 million under an agreement with one of the Company’s credit card processors.
In addition, during the quarter the Company refinanced $1.6 billion of existing secured and unsecured debt. The refinancing improves liquidity over the next seven years by reducing principal payments and lowers the Company’s near-term interest expense. The new loan currently bears interest at LIBOR plus 2.5 percent and reduced the blended interest margin by over 100 basis points.
First Quarter Special Items
During its first quarter, the Company recognized $32 million of net credits from special items, which included a $90 million non-cash credit for unrealized net gains associated with the change in fair value of the Company’s outstanding fuel hedge contracts, $39 million of merger-related transition expenses and an $18 million write off of debt issuance costs in connection with the refinancing of $1.25 billion of GE debt. In addition, the Company had $1 million of special non-cash expense in its income taxes for the quarter.
Integration Update
Operations
•	Announced that the airline’s new combined flight operations control center will be located in Pittsburgh. The company plans to build a new 60,000 square foot center, which is scheduled to open in 2009. The airline’s 600 scheduling, planning and other operation critical employees will be located at this new facility.

•	Combined the airline’s maintenance inventory computer systems for the Boeing 767 and Airbus A330 fleets.
Marketing
•	Migrated two reservations systems onto one platform (SHARES), which provides a single system for reservation and airport customer service agents. This enabled the Company to simplify ticketing processes, remove redundant systems and provide a consistent product to its customers. The Company continues to implement enhancements to the SHARES product based on feedback from customers and frontline employees.

•	Continued fare reduction program lowering fares from Charlottesville, Va., Harrisburg, Pa., and Huntsville, Ala. In all, the new US Airways has lowered fares in approximately 1,100 markets since its merger in September 2005.
Analyst Conference Call/Webcast Details
US Airways will conduct a live audio webcast of its earnings call today at 1 p.m. EDT, which will be available to the public on a listen-only basis at www.usairways.com under the About US >> Investor Relations tab. An archive of the call/webcast will be available in the Public/Investor Relations portion of the Web site through May 26, 2007.
The airline will also update its investor relations guidance on its Web site (www.usairways.com). Information that could be updated includes cost per available seat mile (CASM) excluding fuel and transition expenses, fuel prices and hedging positions, other revenues, estimated interest expense/income and merger related transition expense guidance. The investor relations update page also includes the airline’s capacity, fleet plan for 2007 and estimated capital spending for 2007.
About US Airways
US Airways is the fifth largest domestic airline employing nearly 36,000 aviation professionals worldwide. US Airways, US Airways Shuttle and US Airways Express operate approximately 3,800 flights per day and serve more than 230 communities in the U.S., Canada, Europe, the Caribbean and Latin America. The new US Airways — the product of a merger between America West and US Airways in September 2005 — is a member of the Star Alliance network, which offers our customers 16,000 daily flights to 855 destinations in 155 countries worldwide. This press release and additional information on US Airways can be found at www.usairways.com.

Forward Looking Statements
Certain of the statements contained herein should be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by words such as “may,” “will,” “expect,” “intend,” “indicate,” “anticipate,” “believe,” “forecast,” “estimate,” “plan,” “guidance,” “outlook,” “could,” “should,” “continue” and similar terms used in connection with statements regarding the outlook of US Airways Group, Inc. (the “Company”). Such statements include, but are not limited to, statements about expected fuel costs, the revenue and pricing environment, the Company’s expected financial performance and operations, future financing plans and needs, overall economic conditions and the benefits of the business combination transaction involving America West Holdings Corporation and US Airways Group, including future financial and operating results and the combined companies’ plans, objectives, expectations and intentions. Other forward-looking statements that do not relate solely to historical facts include, without limitation, statements that discuss the possible future effects of current known trends or uncertainties or which indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed or assured. Such statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties that could cause the Company’s actual results and financial position to differ materially from the Company’s expectations. Such risks and uncertainties include, but are not limited to, the following: the impact of high fuel costs, significant disruptions in the supply of aircraft fuel and further significant increases to fuel prices; our high level of fixed obligations and our ability to obtain and maintain financing for operations and other purposes; our ability to achieve the synergies anticipated as a result of the merger and to achieve those synergies in a timely manner; our ability to integrate the management, operations and labor groups of US Airways Group and America West Holdings; labor costs and relations with unionized employees generally and the impact and outcome of labor negotiations; the impact of global instability, including the current instability in the Middle East, the continuing impact of the military presence in Iraq and Afghanistan and the terrorist attacks of September 11, 2001 and the potential impact of future hostilities, terrorist attacks, infectious disease outbreaks or other global events that affect travel behavior; reliance on automated systems and the impact of any failure or disruption of these systems; the impact of future significant operating losses; changes in prevailing interest rates; our ability to obtain and maintain commercially reasonable terms with vendors and service providers and our reliance on those vendors and service providers; security-related and insurance costs; changes in government legislation and regulation; our ability to use pre-merger NOLs and certain other tax attributes; competitive practices in the industry, including significant fare restructuring activities, capacity reductions and in court or out of court restructuring by major airlines; continued existence of prepetition liabilities; interruptions or disruptions in service at one or more of our hub airports; weather conditions; our ability to obtain and maintain any necessary financing for operations and other purposes; our ability to maintain adequate liquidity; our ability to maintain contracts that are critical to our operations; our ability to operate pursuant to the terms of our financing facilities (particularly the financial covenants); our ability to attract and retain customers; the cyclical nature of the airline industry; our ability to attract and retain qualified personnel; economic conditions; and other risks and uncertainties listed from ti me to time in our reports to the Securities and Exchange Commission. There may be other factors not identified above of which the Company is not currently aware that may affect matters discussed in the forward-looking statements, and may also cause actual results to differ materially from those discussed. All forward-looking statements are based on information currently available to the Company. The Company assumes no obligation to publicly update or revise any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting such estimates. Additional factors that may affect the future results of the Company are set forth in the section entitled “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2007, which is available at www.usairways.com.
Financial Tables to Follow

US Airways Group, Inc.
Condensed Consolidated Statements of Operations
(in millions except share and per share amounts)
(unaudited)

	3 Months Ended	3 Months Ended	Percent
	March 31, 2007	March 31, 2006	Change
Operating revenues:
Mainline passenger	$1,906	$1,811	5.3
Express passenger	609	611	(0.3)
Cargo	37	37	—
Other	180	173	5.0

Total operating revenues	2,732	2,632	3.8

Operating expenses:
Aircraft fuel and related taxes	550	555	(0.8)
Loss (gain) on fuel hedging instruments, net:
Realized	36	(2)	nm
Unrealized	(90)	(26)	nm
Salaries and related costs	527	503	4.8
Express expenses:
Fuel	153	172	(10.8)
Other	467	443	5.2
Aircraft rent	180	185	(2.6)
Aircraft maintenance	165	138	20.0
Other rent and landing fees	128	140	(9.1)
Selling expenses	106	107	(1.0)
Special items, net	39	(44)	nm
Depreciation and amortization	44	45	(2.6)
Other	311	291	7.7

Total operating expenses	2,616	2,507	4.4

Operating income	116	125	(7.4)

Nonoperating income (expenses):
Interest income	40	26	58.1
Interest expense, net	(71)	(75)	(5.1)
Other, net	(16)	(12)	35.0

Nonoperating expenses, net	(47)	(61)	(24.1)

Income before income taxes and cumulative effect of change in accounting principle	69	64	8.4

Income tax provision	3	—	nm

Income before cumulative effect of change in accounting principle	66	64	3.4

Cumulative effect of change in accounting principle	—	1	nm

Net income	$66	$65	1.8

Earnings per share before cumulative effect of change in accounting principle:

Basic	$0.73	$0.79

Diluted	$0.70	$0.75

Earnings per share:

Basic	$0.73	$0.80

Diluted	$0.70	$0.76

Shares used for computation (in thousands):

Basic	91,363	81,679

Diluted	96,223	93,362

US Airways Group, Inc.
Operating Statistics

	3 Months Ended	3 Months Ended	Percent
	March 31, 2007	March 31, 2006	Change
Mainline
Revenue passenger miles (in millions)	14,418	13,956	3.3
Available seat miles (ASM) (in millions)	18,556	18,230	1.8
Passenger load factor (percent)	77.7	76.6	1.1	pts
Yield (cents)	13.22	12.97	1.9
Passenger revenue per ASM (cents)	10.27	9.93	3.4

Passenger enplanements (in thousands)	13,980	13,591	2.9
Aircraft (end of period)	356	367	(3.0)

Block Hours	334,957	327,579	2.3
Average stage length (miles)	912	901	1.2
Average passenger journey (miles)	1,461	1,423	2.7
Fuel consumption (gallons in millions)	291.9	287.5	1.5
Average fuel price (dollars per gallon) with related taxes	1.88	1.93	(2.3)
Average fuel price including related taxes and realized gains (losses) on fuel hedging instruments, net (dollars)	2.01	1.92	4.4
Full-time equivalent employees (end of period)	34,385	32,083	7.2

Operating cost per ASM (cents)	10.76	10.37	3.7
Operating cost per ASM excluding special items (cents)	11.03	10.76	2.6
Operating cost per ASM excluding special items, fuel and realized gains (losses) on fuel hedging instruments, net (cents)	7.88	7.72	2.0

Express*
Revenue passenger miles (in millions)	2,383	2,431	(2.0)
Available seat miles (in millions)	3,448	3,659	(5.8)
Passenger load factor (percent)	69.1	66.4	2.7	pts
Passenger revenue per ASM (cents)	17.66	16.71	5.7
Passenger enplanements (in thousands)	5,955	5,908	0.8
Operating cost per ASM (cents)	17.98	16.82	6.9

TOTAL — Mainline & Express
Revenue passenger miles (in millions)	16,802	16,387	2.5
Available seat miles (in millions)	22,004	21,889	0.5
Passenger load factor (percent)	76.4	74.9	1.5	pts
Passenger revenue per ASM (cents)	11.43	11.06	3.3
Total revenue per ASM (cents)	12.42	12.02	3.3
Passenger enplanements (in thousands)	19,935	19,499	2.2
Operating cost per ASM (cents)	11.89	11.45	3.9

*	Express includes US Airways Group’s wholly owned regional airline subsidiaries, Piedmont Airlines and PSA Airlines, US Airways’ MidAtlantic regional jet division, through May 27, 2006, as well as operating and financial results from capacity purchase agreements with Mesa Airlines, Chautauqua Airlines, Air Wisconsin Airlines and Republic Airlines.

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information and Operating Cost per ASM Excluding Special Items, Aircraft Fuel, Realized (Gains) Losses on Fuel Hedging Instruments, Net — Mainline only
US Airways Group, Inc. (the “Company”) is providing disclosure of the reconciliation of reported non-GAAP financial measures to their comparable financial measures on a GAAP basis. The Company believes that the non-GAAP financial measures provide investors the ability to measure financial performance excluding special items which is more indicative of the Company’s ongoing performance and is more comparable to measures reported by other major airlines. The Company believes that the presentation of mainline CASM excluding fuel and gains or losses on fuel hedging instruments is useful to investors as both the cost and availability of fuel are subject to many economic and political factors beyond the Company’s control.

	3 Months Ended	3 Months Ended
	March 31, 2007	March 31, 2006
	(in millions, except share and per share amounts)
Reconciliation of Income before Cumulative Effect of Change in Accounting Principle Excluding Special Items for US Airways Group, Inc.

Income before cumulative effect of change in accounting principle as reported	$66	$64

Special items:
Unrealized gains on fuel hedging instruments, net (1)	(90)	(26)
Non-cash tax provision from utilization of pre-acquisition NOL (2)	1	—
Special items, net (3)	39	(44)
Other special charges (4)	18	11

Income before cumulative effect of change in accounting principle, as adjusted for special items	$34	$5

Shares used for computation (in thousands):
Basic	91,363	81,679

Diluted (5)	93,173	83,542

Income per share before cumulative effect of change in accounting principle, as adjusted for special items:
Basic	$0.37	$0.06

Diluted	$0.37	$0.05

	3 Months Ended	3 Months Ended
	March 31, 2007	March 31, 2006
Reconciliation of Operating Cost per ASM Excluding Special Items, Fuel, Realized Gains (Losses) on Fuel Hedging Instruments, Net — Mainline only

US Airways Group, Inc.
(in millions)

Total operating expenses	$2,616	$2,507
Less Express expenses:
Fuel	(153)	(172)
Other	(467)	(443)

Total mainline operating expenses	1,996	1,892

Special items:
Unrealized gains on fuel hedging instruments, net (1)	90	26
Special items, net (3)	(39)	44

Mainline operating expenses, excluding special items	2,047	1,962

Aircraft fuel	(550)	(555)
Realized gains (losses) on fuel hedging instruments, net	(36)	2

Mainline operating expenses, excluding special items, fuel and realized gains (losses) on fuel hedging instruments, net	$1,461	$1,409

(in cents)
Mainline operating expenses per ASM	10.76	10.37

Special items per ASM
Unrealized gains on fuel hedging instruments, net (1)	0.49	0.14
Special items, net (3)	(0.21)	0.24

Mainline operating expenses per ASM, excluding special items	11.03	10.76

Aircraft fuel	(2.96)	(3.04)
Realized gains (losses) on fuel hedging instruments, net	(0.19)	0.01

Mainline operating expenses per ASM, excluding special items, fuel and realized gains (losses) on fuel hedging instruments, net	7.88	7.72

Note: Amounts may not recalculate due to rounding.

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information and Operating Cost per ASM Excluding Special Items, Aircraft Fuel, Realized (Gains) Losses on Fuel Hedging Instruments, Net — Mainline only
FOOTNOTES:

1)	The three months ended March 31, 2007 and 2006 include a $90 million and $26 million unrealized gain, respectively, resulting from mark-to-market accounting for changes in the fair value of the Company’s fuel hedging instruments.

2)	For the three months ended March 31, 2007, the Company utilized $1 million of NOL acquired from US Airways, the valuation allowance associated with these acquired NOL was recognized as a reduction of goodwill rather than a reduction in tax expense. As a result, US Airways had a non-cash expense for income taxes of $1 million in the three months ended March 31, 2007.

3)	The 2007 first quarter includes $39 million of merger related transition expenses. The 2006 first quarter includes a $90 million gain associated with the return of equipment deposits upon forgiveness of a loan, offset by $46 million of merger related transition expenses.

4)	The 2007 first quarter includes $18 million write-off of debt issuance costs in connection with the refinancing of the $1.25 billion GE debt. The 2006 first quarter includes $6 million of prepayment penalties and a $5 million write-off of debt issuance costs in connection with the refinancing of the ATSB and GECC loans.

5)	The 2007 diluted EPS computation excludes 3,050,148 incremental shares from assumed conversion of the 7.0% senior convertible notes because of the antidilutive effect on EPS. The 2006 diluted EPS computation excludes 5,959,784 and 3,860,289 incremental shares from assumed conversion of the 7.0% senior convertible notes and the 7.5% convertible senior notes, respectively, because of the antidilutive effect on EPS.

US Airways Group, Inc.
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	March 31, 2007	December 31, 2006
Assets

Current assets
Cash, cash equivalents and short-term investments	2,526	2,365
Restricted cash	2	1
Accounts receivable, net	479	388
Materials and supplies, net	224	223
Prepaid expenses and other	477	377

Total current assets	3,708	3,354

Property and equipment
Flight equipment	2,103	2,051
Ground property and equipment	622	598
Less accumulated depreciation and amortization	(625)	(583)

	2,100	2,066
Equipment purchase deposits	53	48

Total property and equipment	2,153	2,114
Other assets
Goodwill	628	629
Other intangibles, net	548	554
Restricted cash	736	666
Other assets	222	259

Total other assets	2,134	2,108

Total assets	$7,995	$7,576

Liabilities and Stockholders’ Equity

Current liabilities
Current maturities of debt and capital leases	100	95
Accounts payable	411	454
Air traffic liability	1,255	847
Accrued compensation and vacation	155	262
Accrued taxes	218	181
Other accrued expenses	922	873

Total current liabilities	3,061	2,712

Noncurrent liabilities and deferred credits
Long-term debt and capital leases, net of current maturities	2,901	2,907
Deferred gains and credits	201	205
Employment benefit liabilities and other	783	782

Total noncurrent liabilities and deferred credits	3,885	3,894

Stockholders’ equity
Common stock	1	1
Additional paid-in capital	1,514	1,501
Accumulated deficit	(456)	(522)
Treasury stock	(13)	(13)
Other comprehensive income	3	3

Total stockholders’ equity	1,049	970

Total liabilities and stockholders’ equity	$7,995	$7,576